EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-158097 of Spectra Energy Partners, LP on Form S-3 of our report dated April 15, 2009, relating to the consolidated balance sheet of Spectra Energy Partners (DE) GP, LP as of December 31, 2008, appearing in this Current Report on Form 8-K of Spectra Energy Partners, LP dated April 16, 2009.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

April 16, 2009